Exhibit 99.1

Contact:	Larry Keener
Chairman and Chief
Executive Officer
(972) 991-2422

PALM HARBOR HOMES, INC. REPORTS

FIRST QUARTER EARNINGS FOR FISCAL 2007

DALLAS, Texas (July 18, 2006) – Palm Harbor Homes, Inc. (Nasdaq/NM:PHHM) today reported financial results for the first quarter ended June 30, 2006.

Net sales for the first quarter totaled $194.5 million compared with $166.2 million in the year-earlier period. Net income for the first quarter of 2007 totaled $3.6 million, or $0.16 per share, compared with net income of $2.6 million, or $0.12 per share, a year ago.

Larry Keener, chairman and chief executive officer of Palm Harbor Homes, Inc., said, “The results for the first quarter of fiscal 2007 reflect a very solid performance for Palm Harbor Homes. Our year-over-year revenue and earnings improvement reflect increased market share, a continued shift in product mix to modular homes and higher average sales prices. Overall, we are pleased with the positive start to a new fiscal year and our ability to execute in a difficult market. However, we recognize that the industry environment continues to be tenuous, and a recovery has yet to gain traction. The pace of growth in our own business has slowed since the end of calendar 2005. Backlogs are smaller and our incoming order rates indicate relatively flat growth for the near future.

“While we expect the rebuilding activity in the Gulf Coast area will create important new business opportunities for Palm Harbor in fiscal 2007, this is just starting to develop,” added Keener. “The scale of this reconstruction is unprecedented and should provide a sustainable boost for our industry by creating opportunities to introduce factory-built housing as an attractive alternative to traditional site-built homes. Modular housing is particularly promising because of the related construction efficiencies and offers a fast and secure option that is superior to and, in most cases, stronger than, traditional site-built homes. In addition, state and local leaders along the Gulf Coast are looking for solid structures built to local codes that will reflect the architectural history of the region. In response to this demand, Palm Harbor has already started production of a shotgun-style cottage that is faithful to the Gulf Coast’s architectural past. We expect to be a major participant as the extensive rebuilding efforts get underway in fiscal 2007 and continue in the years ahead.

“Although the short-term outlook is flat for the industry, we continue to build for the long term and remain confident in our future,” Keener continued. “We know what it takes to be successful in this business, regardless of market conditions. We also recognize that, during uncertain times, we must stay focused on managing the fundamental aspects of our business that we can control in order to continue to operate profitably. As such, during the second fiscal quarter, we intend to reduce our retail housing operations by nine retail stores and shutter one less-than-efficient factory in Alabama in order to more effectively balance our manufacturing and distribution capacity with the needs of the market. Expenses associated with these streamlining actions are expected to approximate $3.0 to $3.5 million and will be incurred primarily in the second fiscal quarter. Resulting cost reductions should approximate $5.0 million annually and begin in the third fiscal quarter. We believe we are taking the right steps at the right time to continue to operate profitably in the current business environment and position Palm Harbor for an emergent but delayed industry recovery. Furthermore, we remain confident that we can continue to build market share the right way – through exceptional customer service, superior products, and new market niches for factory-built products.”

Kelly Tacke, executive vice president and chief financial officer of Palm Harbor Homes, Inc., commented, “We will continue to focus on controlling our fixed expenses and tightly managing our receivables and inventories in fiscal 2007. Our financial position is strong and we believe we will benefit from the decisions made to reduce our costs going forward. We will continue to be conservative regarding the management of our financial capacity to make certain we have the flexibility to capitalize on new market opportunities as industry conditions improve.”

A conference call regarding this release is scheduled for Wednesday, July 19, 2006, at 10:00 a.m. (Eastern Time). Interested parties can access a live simulcast on the Internet at www.PalmHarbor.com or www.earnings.com. A 30-day replay will be available on both websites.

Palm Harbor Homes is one of the nation’s leading manufacturers and marketers of factory-built homes. The Company markets nationwide through vertically integrated operations, encompassing manufacturing, marketing, financing and insurance. For more information on the Company, please visit www.palmharbor.com.

PALM HARBOR HOMES, INC.

Condensed Consolidated Financial Results

	First Quarter Ended
	June 30, 2006	June 24, 2005

Net sales	$194,530,000	$166,161,000
Net income	3,557,000	2,631,000
Net income per share – basic and diluted	0.16	0.12

This press release contains projections and other forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These projections and statements reflect the Company’s current views with respect to future events and financial performance. No assurance can be given, however, that these events will occur or that these projections will be achieved and actual results could differ materially from those projected as a result of certain factors. A discussion of these factors is included in the Company’s periodic reports filed with the Securities and Exchange Commission.

PALM HARBOR HOMES, INC.

Statements of Operations

(Dollars in thousands, except earnings per share)

For the first quarter ended June 30, 2006 and June 24, 2005

	First Quarter Ended
	June 30, 2006	June 24, 2005
	(Unaudited)
Net sales	$194,530	$166,161
Cost of sales	143,042	123,564
Selling, general and administrative expenses	44,004	38,077

Income from operations	7,484	4,520

Interest expense	(3,421)	(2,919)
Equity in earnings (loss) of limited partnership	(174)	554
Interest income and other	1,204	2,089

Income before income taxes	5,093	4,244
Income tax expense	(1,536)	(1,613)

Net income	$3,557	$2,631

Net income per common share – basic and diluted	$0.16	$0.12

Weighted average common shares outstanding – basic and diluted	22,831	22,823

Condensed Balance Sheets

(Dollars in thousands)

June 30, 2006 and March 31, 2006

	June 30, 2006	March 31, 2006
	(Unaudited)
Assets
Cash and cash equivalents	$37,693	$73,407
Trade receivables	59,882	54,901
Consumer loans receivable, net	178,205	163,112
Inventories	154,587	149,568
Property, plant and equipment, net	65,342	65,512
Other assets	168,122	147,551

Total Assets	$663,831	$654,051

Liabilities and Shareholders’ Equity
Accounts payable and accrued liabilities	$138,589	$135,327
Securitized financing	101,281	105,379
Convertible senior notes	75,000	75,000
Other liabilities	82,870	75,321
Shareholders’ equity	266,091	263,024

Total Liabilities and Shareholders’ Equity	$663,831	$654,051

PALM HARBOR HOMES, INC.

Quick Facts

	First Quarter Ended
	June 30, 2006	June 24, 2005
FACTORY-BUILT HOUSING:
Company-owned superstores and builder locations:
Beginning	116	121
Added	3	1
Closed	(2)	(2)

Ending	117	120

Factory-built homes sold through:
Company-owned superstores and builder locations	1,207	1,175
Independent dealers and builders	964	940

Total factory-built homes sold	2,171	2,115

Factory-built homes sold as:
Single-section	117	107
Multi-section	1,547	1,667
Modular	507	341

Total factory-built homes sold	2,171	2,115

Average sales prices:
Manufactured housing – retail	$76,000	$76,000
Manufactured housing – wholesale	$63,000	$60,000
Modular housing – retail	$163,000	$147,000
Modular housing – wholesale	$80,000	$76,000

Homes produced	2,135	2,018
Internalization rate (manufactured and modular)	55%	55%

FINANCIAL SERVICES
Loan originations:
CPM	283	243
BSM	173	206

Insurance penetration:
Warranty	90%	90%
Physical damage	61%	56%